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                                                               EXHIBIT (a)(1)(H)

                           OFFER TO PURCHASE FOR CASH
                                       BY

                                KFORCE.COM, INC.

                  UP TO 10,000,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
    AT A PURCHASE PRICE NOT GREATER THAN $5.50 NOR LESS THAN $4.75 PER SHARE
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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD
TIME, ON TUESDAY, DECEMBER 5, 2000, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME. IN ORDER TO TENDER YOUR SHARES YOU MUST CALL A MERRILL LYNCH REPRESENTATIVE BY 3:00 P.M., EASTERN STANDARD TIME, ON THURSDAY, NOVEMBER 30, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     To Participants in kforce's 401(k) Retirement Savings Plan:

     Enclosed for your consideration are:

     - the Offer to Purchase by kforce.com, Inc., dated November 6, 2000; and

     - the related Letter of Transmittal

in connection with the offer by kforce to purchase up to 10,000,000 shares of its common stock, par value $0.01 per share, including the associated common stock purchase rights, at a price not greater than $5.50 nor less than $4.75 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

     These materials are being forwarded to you because the events they describe may affect your interest in the kforce 401(k) Retirement Savings Plan. THIS LETTER AND THE ENCLOSED MATERIALS EXPLAIN THE TERMS AND CONDITIONS OF THE OFFER BY KFORCE FOR SHARES OF ITS COMMON STOCK. YOU SHOULD READ ALL OF THIS INFORMATION CAREFULLY.

     Your account in the 401(k) Plan includes an investment in shares of kforce common stock. Your account balance in the 401(k) Plan represents an interest in a specific number of shares and, as a participant with an investment in the 401(k) Plan, you have a right to direct the 401(k) Plan trustee to tender kforce shares allocated to your 401(k) Plan account. The number of kforce shares you may direct the trustee to tender and the price at which those kforce shares will be tendered is discussed below.

     You will be allowed to direct the trustee to tender all or a portion of kforce shares allocated to your 401(k) Plan account. You may direct the trustee to tender these shares by calling 1-800-228-4015. Do not complete the enclosed Letter of Transmittal; it is furnished for your information only and cannot be used to tender shares allocated to your account. Only the trustee of the 401(k) Plan can tender shares held in your 401(k) Plan account as the holder of record.

     Merrill Lynch Trust Company, as the 401(k) Plan's trustee, is the record holder of the kforce shares in participants' accounts in the 401(k) Plan. Your instructions should be submitted to the trustee, and the trustee will tender or not tender the kforce shares held in your 401(k) Plan account in accordance with your instructions (subject to the exceptions noted in this document).

     NEITHER KFORCE NOR ITS BOARD OF DIRECTORS NOR THE DEALER MANAGER FOR THE OFFER NOR THE INFORMATION AGENT NOR THE TRUSTEE MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES.
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YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER THE SHARES
ALLOCATED TO YOUR ACCOUNT AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH THE SHARES ALLOCATED TO YOUR ACCOUNT SHOULD BE TENDERED.

     The enclosed Offer to Purchase, dated November 6, 2000, and the Letter of Transmittal contain important information about the terms and conditions of the offer by kforce. However, we have also provided the following information about questions you may have related to your decision to tender or not tender the kforce shares allocated to your 401(k) Plan account.

WHAT IS THE TENDER OFFER BY KFORCE?

     The tender offer is a process through which kforce can offer to purchase kforce shares, and the owners of those kforce shares can decide whether or not they want to tender their kforce shares, and if so, at what price they would like to tender their kforce shares within the price range kforce has established.

MUST I RESPOND TO THE TENDER OFFER?

     If you do not wish to tender the kforce shares in your 401(k) Plan account, no response is necessary and you do not need to take any action.

HOW MANY KFORCE SHARES CAN I DIRECT THE TRUSTEE TO TENDER FROM MY ACCOUNT IN THE 401(k) PLAN?

     You may tender all or a portion of the kforce shares allocated to your 401(k) Plan account. You may choose the number of kforce shares you want to tender out of the total number of kforce shares in your account. You may receive current information about kforce shares held in your account by contacting Merrill Lynch at 1-800-228-4015. Please note that if you choose to tender a specific number of kforce shares from your 401(k) Plan account, the trustee will tender only the amount of shares indicated when you call prior to the expiration date. If you have directed contribution dollars to the 401(k) Plan, transferred 401(k) Plan assets to another investment option, transferred another investment option to 401(k) Plan assets or taken a withdrawal from the 401(k) Plan, the number of kforce shares in your account may vary after the date that you contacted Merrill Lynch to tender your shares. The 401(k) Plan trustee will tender the number of kforce shares that you have instructed the trustee to tender, or such lesser number of kforce shares if, at the time the trustee tenders shares, there happens to be a lesser number of kforce shares in your plan account than the number you instructed the trustee to tender. It is also possible that even if you indicate a number of shares equal to the total number of kforce shares in your account on the date that you instruct the trustee, you may still have a balance of kforce shares in the 401(k) Plan after the tender offer is completed because the number of kforce shares increased after your instruction date.

CAN I TENDER A PORTION OF THE KFORCE SHARES ALLOCATED TO MY ACCOUNT AT ONE PRICE AND ANOTHER PORTION AT A DIFFERENT PRICE?

     Yes. Simply specify the number of shares you would like to tender to the Merrill Lynch Representative.

SHOULD I USE THE LETTER OF TRANSMITTAL TO TENDER THE KFORCE SHARES IN MY 401(K) PLAN ACCOUNT?

     No. The Letter of Transmittal is for your information only. You must call a Merrill Lynch Representative at 1-800-228-4015 to instruct the trustee to tender the kforce shares in your 401(k) Plan account. Only the trustee, as the record holder of the kforce shares under the 401(k) Plan, can use the Letter of Transmittal to tender kforce shares once the trustee has received instructions from the 401(k) Plan participants.

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HOW MAY I CHOOSE THE PRICE AT WHICH I WANT TO TENDER THE KFORCE SHARES IN MY
401(K) PLAN ACCOUNT?

     Below are the different tender elections you may choose. You must either:

     - designate one of the listed prices; or

     - instruct the trustee to tender your kforce shares at the price determined under the offer.

     You must call a Merrill Lynch Representative if you want to tender your shares.

(1) SHARES TENDERED AT A PRICE DETERMINED BY YOU:

     By calling a Merrill Lynch Representative and tendering at one of the following prices listed below instead of tendering your shares at a price determined pursuant to the offer, you are tendering shares at the specific price you choose. This action could result in none of your shares being purchased if the purchase price selected by kforce for the shares is less than the price you tendered at. If you want to tender portions of your shares at more than one price, you must specify to the Merrill Lynch Representative each price at which you wish to tender shares. The same shares cannot be tendered at more than one price.

        PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

[ ]  $4.75    [ ]  $    5.125
[ ]  $4.875   [ ]  $    5.25
[ ]  $5.00    [ ]  $    5.375
        [ ] $5.50

                                       OR

(2) SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO THE OFFER:

     By requesting to tender your shares at a price determined pursuant to the offer, you are tendering shares and are willing to accept the purchase price selected by kforce in accordance with the terms of the offer. This action will maximize the chance of having kforce purchase your shares (subject to the possibility of proration). Note this action could result in your receiving a price per share as low as $4.75.

     See the information in the Offer to Purchase and the Letter of Transmittal about how kforce will select the price at which to purchase properly tendered shares once the offer period has expired.

IF I SELECT A PRICE, WILL THE TRUSTEE TENDER MY KFORCE SHARES AT THAT PRICE?

     Generally, the trustee will tender the kforce shares you have designated in accordance with your instructions. However, the law requires that the kforce shares allocated to your account cannot be sold to kforce at a price less than the closing price of kforce shares, as reported on The Nasdaq Stock Market, on the expiration date of the offer.

     As a result, if the closing price for kforce shares on The Nasdaq Stock Market on the expiration date for the offer is higher than the price you designate when you call a Merrill Lynch Representative, the price you have designated will automatically be increased to the closing price on the expiration date, or if the closing price is not an available option under this offer, to the next highest available price that is not less than the closing price on the expiration date. If the closing price for kforce shares on the expiration date is higher than $5.50 per share, none of the kforce shares allocated to your account will be sold.

WHO WILL DETERMINE THE PURCHASE PRICE THAT IS PAID IN THE OFFER?

     kforce will determine a single price that it will pay for each kforce share properly tendered, taking into account the number of kforce shares tendered and the prices specified by tendering shareholders. kforce will

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select the lowest purchase price that will allow it to purchase up to 10,000,000 kforce shares or, if a lesser number of kforce shares are properly tendered, all kforce shares that are properly tendered. kforce will then purchase all of the kforce shares tendered at prices equal to or below the purchase price selected, although kforce may not purchase all of those shares if more than 10,000,000 kforce shares are tendered in the offer.

     In other words, if you select a price (or, pursuant to the procedures described above, the market price or another price applies) that is greater than the price that is finally determined to be paid in the tender offer, none of your kforce shares will be purchased. All kforce shares acquired in the offer will be acquired at the same purchase price.

HOW DO I DIRECT THE TRUSTEE TO TENDER THE KFORCE SHARES ALLOCATED TO MY 401(k) PLAN ACCOUNT?

     If you wish to direct the trustee to tender kforce shares allocated to your 401(k) Plan account, please call a Merrill Lynch Representative at 1-800-228-4015.

YOU MUST CALL A MERRILL LYNCH REPRESENTATIVE NO LATER THAN 3:00 P.M. EASTERN STANDARD TIME, ON THURSDAY, NOVEMBER 30, 2000, (UNLESS THE OFFER IS EXTENDED) IN ORDER FOR YOUR INSTRUCTIONS TO BE FOLLOWED. IF YOU DO NOT CALL BY 3:00 P.M., EASTERN STANDARD TIME, THURSDAY, NOVEMBER 30, 2000 DEADLINE, NONE OF YOUR KFORCE SHARES WILL BE TENDERED AND NONE WILL BE PURCHASED (UNLESS THE OFFER IS EXTENDED).

     Please note that this deadline is three days prior to the current expiration date for the offer. It is necessary to call a Merrill Lynch Representative three days before the expiration date because the trustee must deliver the information to the Depositary for the offer by the expiration date.

     The only actions you are required to take to direct the trustee to tender kforce shares allocated to your 401(k) Plan account are:

     - specify the number of kforce shares that you wish the trustee to tender;

     - designate the price at which the trustee should tender the kforce shares; and

     - call a Merrill Lynch Representative at 1-800-228-4015 no later than 3:00 p.m., Eastern Standard Time, on Thursday, November 30, 2000.

You do not need to complete any form.

     After Tuesday, December 5, 2000, the expiration date for the offer unless the offer is extended, it will be determined whether all, part, or none of your tendered kforce shares have been purchased by kforce, pursuant to the procedures, including procedures for proration, described in the Offer to Purchase.

     See the information in the Offer to Purchase regarding when and how the expiration date for the offer period may change and when and how the offer may be extended by kforce.

WHAT IF I HOLD KFORCE SHARES OUTSIDE OF THE 401(k) PLAN?

     If you hold kforce shares outside of the 401(k) Plan, you will receive, under separate cover, tender offer materials that can be used to tender those kforce shares directly. The materials used for tendering kforce shares outside of the 401(k) Plan, including the Letter of Transmittal, may not be used to instruct the trustee to tender kforce shares allocated to your 401(k) Plan account.

WHAT HAPPENS IF MORE THAN 10,000,000 KFORCE SHARES ARE TENDERED IN THE OFFER?

     If more than 10,000,000 kforce shares are tendered, kforce will:

     - first, purchase all kforce shares properly tendered, and not properly withdrawn, by any shareholder who owns fewer than 100 shares and tenders all of those kforce shares at a purchase price equal to or below the price that is finally determined to be paid in the offer (the odd lot priority); and

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     - then, subject to the conditional tender procedures described in the Offer to Purchase, purchase on a pro rata basis all other kforce shares properly tendered, and not properly withdrawn, at prices equal to or below the price that is finally determined to be paid in the offer.

CAN I TAKE ADVANTAGE OF THE "ODD LOT" PRIORITY?

     No. While fewer than 100 kforce shares may have been allocated to your 401(k) Plan account, the record holder of the kforce shares, the trustee, has significantly more than 100 kforce shares and, therefore, kforce shares held in the 401(k) Plan are not eligible to avoid proration by virtue of the "odd lot" priority.

WHAT IF I WANT TO WITHDRAW THE INSTRUCTIONS FOR MY KFORCE SHARES AFTER I HAVE ALREADY SUBMITTED MY INSTRUCTIONS?

     Except as otherwise provided in the next paragraph and the terms of the offer, your designation is irrevocable.

     You may withdraw or change your instructions at any time on or prior to 3:00 p.m., Eastern Standard Time, Thursday, November 30, 2000 (or such later date as may apply in the case the tender offer is extended). To revoke or change your instruction to tender kforce shares, you must contact Merrill Lynch at 1-800-228-4015.

WILL MY INSTRUCTIONS BE KEPT CONFIDENTIAL?

     Yes. Your designation preferences and your instructions are strictly confidential and neither the trustee nor any of its agents will disclose to kforce whether or not you tender the kforce shares allocated to your 401(k) Plan account in the offer.

WHAT IF I HAVE QUESTIONS ABOUT THE OFFER?

     Contact D.F. King & Co., Inc., the Information Agent for the offer, at 1-800-848-3416 (toll free) with any questions about the terms and conditions of the offer or how to tender the kforce shares allocated to your 401(k) Plan account.

HOW WILL THE PROCEEDS OF THE TENDER OF MY 401(k) PLAN SHARES BE INVESTED?

     Any kforce shares tendered by the trustee and accepted by kforce will be exchanged for cash. The cash proceeds will remain in your 401(k) Plan account and will be invested in the Merrill Lynch Retirement Preservation Fund.

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